EXHIBIT 21.1

                              List of Subsidiaries


         1.       U.S. Bridge of N.Y., Inc.
                  State of Incorporation:                              New York
                  Name(s) under which does business:                   U.S.B. Construction Co.

         2.       U.S. Bridge Corp. (Maryland)
                  State of Incorporation:                              Delaware
                  Name(s) under which does business:                   U.S. Bridge Corp. (Maryland)

         3.       One Carnegie Court Associates, Inc.
                  State of Incorporation:                              Maryland
                  No longer operational
